Exhibit 10.2

AILERON THERAPEUTICS, INC.
AMENDED EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between Aileron Therapeutics, Inc., a Delaware corporation (the “Company”) and Manuel C. Alves Aivado, MD, PhD (the “Executive”).

WITNESSETH

WHEREAS, the Company and the Executive are parties to an employment agreement entered into as of July 24, 2014 (the “Original Employment Agreement”) pursuant to which the Executive has served as Senior Vice President, Chief Medical Officer for the Company; and

WHEREAS, the Company and the Executive desire to modify the terms and conditions of his employment in connection with the Executive’s agreement to serve as President and Chief Executive Officer of the Company;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.POSITION/DUTIES. While employed by the Company under the terms of this Agreement, from and after September 6, 2018 (the “Commencement Date”), the Executive shall serve as President and Chief Executive Officer.  As an employee of the Company, the Executive will devote his full business time and efforts to the Company, and will not engage in any other gainful employment without the prior written consent of the Board of Directors of the Company (the “Board”).

The Executive shall also be required to comply with all Company policies and procedures as in effect from time to time.  Without limiting the foregoing, the Executive will, in particular, be required to familiarize himself with and to comply with the Company’s published policy prohibiting unlawful harassment and discrimination.

The Executive shall be permitted to serve on the scientific advisory board and/or the board of directors of private or public companies so long as the companies are not competitors of the Company, such service does not create a conflict of interest with the Executive’s employment with the Company and such service does not violate the Confidentiality, Inventions, Non-Solicitation and Non-Competition Agreement between the Executive and the Company (the “Confidentiality Agreement”), and provided that the Board shall have approved such service in advance.

2.BASE SALARY AND BONUSES.  The Company agrees that, effective upon the Commencement Date, it shall pay the Executive a base salary at the rate of $20,833.34 per semi-monthly pay period which if annualized equals five hundred thousand ($500,000) (the “Base Salary”), to be paid in accordance with the Company’s normal payroll procedure and policies.  Following the end of each calendar year that the Executive is employed by the Company, the Executive may be eligible to receive a discretionary performance bonus of up to fifty percent (50%) of his then current Base Salary, as may be determined by the Board in its sole discretion; provided, however, that, for the 2018 calendar year, the target discretionary performance bonus for which the Executive may be eligible shall be calculated on the basis of thirty-five percent (35%) of his base salary as of August 31, 2018 pro-rated for the first eight months of such calendar year and fifty percent (50%) of his Base Salary as of December 31, 2018 pro-rated for the remaining four months of such calendar year.  Any such bonus shall be based on the achievement of performance milestones for that calendar year as may be determined by the Board in its sole discretion.  Any such discretionary bonus shall be paid to the Executive in the subsequent calendar year in accordance with the Company’s customary practices.  All compensation payable to the Executive pursuant to this Agreement shall be subject to applicable taxes and withholdings.

3.BENEFITS/PERQUISITES.

(a)Benefit Plans.  The Executive may participate in all benefit programs that the Company establishes and makes available to its employees from time to time, provided that the Executive is eligible under, and subject to the provisions of the plan documents governing those programs.  Benefits are subject to change at any time in the Company’s sole discretion.

(b)Vacation and Sick Leave.  The Executive shall be eligible for four (4) weeks of paid vacation per calendar year (as prorated for partial years).  The number of vacation days for which the Executive is eligible shall accrue at the rate of 1.67 days per month that he is employed during the calendar year.  The Executive shall also be entitled to sick leave and all Company holidays as determined by the Board, on the same terms as similarly situated senior executives of the Company.

(c)Business Expenses.  Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business expenses incurred in connection with the performance of his duties hereunder.

(d)Travel and Commuting Assistance.  Upon presentation of appropriate documentation, the Executive will be reimbursed up to $4,000 per month to be applied to travel and living accommodations incurred in order to commute to and live in the Boston, MA area while working in the Company’s headquarters.

4.EQUITY.  The Executive will be granted an option under the Company’s 2017 Stock Incentive Plan to purchase 232,914 shares of common stock of the Company (the “Option”) at a per share option exercise price equal to the fair market value of the common stock of the Company as of the date of the grant as determined by the Board.  The Option shall become exercisable (“vest”) on a monthly basis in 48 equal monthly installments with the first such installment vesting one month after the Commencement Date.  The Option will be subject to all of the terms, conditions and termination provisions of an option agreement evidencing the grant of the Option, which agreement will be consistent with the Plan.

5.AT WILL EMPLOYMENT.  It is understood that the Executive’s employment by the Company shall be on an “at will” basis and may be terminated at any time and for any reason at the Executive’s option or the option of the Company, as the case may be.

6.TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS.  Concurrently with the execution of this Agreement, the Company and the Executive shall sign the Severance Agreement attached hereto as Exhibit A.

7.INDEMNIFICATION AND INSURANCE.  The Executive shall be entitled to indemnification to the fullest extent permitted by the Company’s By-Laws and shall be entitled to coverage under the Company’s directors’ and officers’ liability insurance policy to the same extent as other senior executives of the Company.

8.NOTICE.  Any purported termination of employment hereunder shall be communicated through written notice from the terminating party and shall indicate the specific provision in this Agreement relied upon.  Such notice and all other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and shall be deemed given:  (i) if delivered personally or by email, on the date of delivery; (ii) if mailed by certified or registered mail (return receipt requested and postage prepaid), three (3) days after the mailing date; (iii) if sent via a nationally recognized overnight courier, on the next business day thereafter; or (iv) if sent via facsimile confirmed in writing to the recipient, on the next business day thereafter.  In each of the above cases, notice to the Company should be sent to the Company’s principal place of business, notice to the Executive should be sent to his home address most recently on file with the Company, or notice to either the Company or the Executive should be sent to such other address or addresses as either party shall have designated in writing to the other party hereto.

9.REPRESENTATION.  The Executive reaffirms his continuing obligations under the Confidentiality Agreement and represents that he has disclosed to the Company all confidentiality, non-competition, non-solicitation, rights to inventions and other similar agreements under which he is currently bound.  The Executive further represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him from entering into this Agreement or performing all of his obligations hereunder.

10.MISCELLANEOUS.  This Agreement, together with the Severance Agreement and the Confidentiality Agreement, sets forth the terms of the Executive’s employment with the Company and supersedes any prior representations or agreements, whether written or oral, relating to the subject matter of this Agreement, including the Original Employment Agreement which shall terminate upon the effectiveness of this Agreement.  This Agreement may be modified or amended only by an instrument in writing signed by the Executive and the Company.  The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney.  The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely, and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of law provisions thereof.  This Agreement shall be binding upon, and inure to the benefit of, the Executive and the Company and the Executive’s and the Company’s respective heirs, successors, legal representatives and assigns.  If any part of this Agreement is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.  This Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.  Facsimile copies of signed signature pages shall be binding originals.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

AILERON THERAPEUTICS, INC.

By:	/s/ Jeff Bailey	Date: September 6, 2018
Name: Jeff Bailey
Title: Chairman

MANUEL C. ALVES AIVADO, MD, PhD

/s/ Manuel C. Alves Aivado	Date: September 6, 2018